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                                                                   Exhibit 10.33



                                                January 30, 1997



Mr. James J. Mauzey
26 Kain Road
Warwick, NY 10090

Dear Jim:

This letter will confirm certain matters related to your employment by Alteon Inc. (the "Company") and shall constitute an amendment to your employment agreement with the Company dated February 28, 1994 (the "Employment Agreement").

Your Term of Employment, as defined in Paragraph 1 of your Employment Agreement, shall begin on the date hereof and terminate 3 years from such date.

Your Salary will be $300,000 per annum. In addition, at the end of each calendar year during the Term of Employment, you will be eligible to receive a bonus, pursuant to the terms of Paragraph 3 of your Employment Agreement, comprised of cash in an amount of up to $50,000 and stock options. The number of options and the vesting schedule and exercise price for these options will be agreed upon with the Compensation Committee of the Board at the end of each calendar year.

Paragraph 19 of your Employment Agreement ("Notices") is amended to reflect your current address as 26 Kain Road, Warwick, New York, 10090.

Subject to your acceptance of this letter, the Company shall award you options to purchase 150,000 shares of the Company's common stock at an exercise price of $5.375 (the fair market value of Alteon stock on December 17, 1996, when the Compensation Committee of the Board approved this award). The options will be subject to the terms and conditions of the Company's 1995 Stock Option Plan and the Company's standard Incentive/Non-Qualified Stock Option Grant Agreement to be executed after action of the Compensation Committee ("New Grant Agreement"). In addition, pursuant to your stock option grant agreement with the Company dated March 30, 1995
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(the "Prior Grant Agreement"), the Company granted you options to purchase
500,000 shares of the Company's common stock. Under the Prior Grant Agreement, 200,000 options are subject to accelerated vesting upon the accomplishment of certain performance related milestones, 40,000 of which have already vested. We agree that the Prior Grant Agreement is hereby amended to reflect the following amendment and restatement of the performance related milestones so that the 160,000 remaining milestone related options under the Prior Grant Agreement and 90,000 of the options granted under the New Grant Agreement (i.e., a total of 250,000 options) shall vest at a rate of 1/5 (or options to purchase 50,000 shares) upon the accomplishment by you and the Company of each of the following performance related milestones:

      -   Gain approval of an IND on next A.G.E.-related compound

      1. Raise enough capital to ensure Alteon's financial viability through 1999
      a)
      2. Establish a new partnering relationship covering North America and Western Europe on an A.G.E. inhibitor, A.G.E. breaker or glucose lowering agent
      a)
      3.  Elevate Alteon's market capitalization to over $250MM
      a)
      4.  Ensure Alteon's first NDA is accepted for filing by FDA

As each milestone is accomplished, options shall vest in the following order of priority: first, under the Prior Grant Agreement and second, under the New Grant Agreement. Notwithstanding the foregoing, all 250,000 milestone related options shall also vest on a date 10 years after their respective grant dates, provided you are then employed by the Company as set forth in the Grant Agreements.

The Prior Grant Agreement granted you 300,000 options to vest at a rate of 1/60 per month over a five year period. We agree that at the end of the five year period defined in the Prior Grant Agreement, the remaining 60,000 options under the New Grant Agreement shall vest at a rate of 1/12 per month over the ensuing one year period.

Paragraph 20 of your Employment Agreement ("General") is amended to include the Prior Grant Agreement, the New Grant Agreement and this letter as part of the "entire agreement," with respect to the subject matter of your employment by the Company under these agreements. Except as modified by this letter, the terms of all the foregoing enumerated agreements shall remain in full force and effect.
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If the foregoing is acceptable to you, please indicate your agreement by signing and returning the enclosed copy of this letter.



                                          Sincerely,


                                          /s/ Jere E. Goyan

                                          Jere E. Goyan
                                          President and
                                          Chief Operating Officer



ACCEPTED AND AGREED:



/s/ James J. Mauzey
-------------------
James J. Mauzey